Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES, INC. FILES APPLICATION TO LIST ON THE NEW YORK STOCK EXCHANGE

-- New Symbol to Become "SSI" --

HOUSTON, TX, February 27, 2006 - Stage Stores, Inc. (NASDAQ: STGS) announced today that it has applied for listing of its Common Stock on the New York Stock Exchange (the "NYSE"). The Company anticipates that its stock will begin trading on the NYSE on March 16, 2006, under the symbol "SSI".

Stage's Common Stock has traded on the NASDAQ National Market under the symbol "STGS" since January 8, 2002. Its Series A and Series B Warrants, which have also traded on the NASDAQ National Market since January 8, 2002 under the symbols "STGSW" and "STGSZ", respectively, will not move to the NYSE since they will expire on August 23, 2006.

Jim Scarborough, Chairman and Chief Executive Officer, stated, "Our move to the New York Stock Exchange highlights the growth and progress that we have made since our emergence from bankruptcy almost five years ago, in August of 2001. We view this move as a significant event for our company, and one that is consistent with our goal of enhancing shareholder value. Although we have enjoyed an excellent relationship with NASDAQ, we believe that our listing on the New York Stock Exchange will increase our Company's visibility, reduce trading volatility, and offer more efficient pricing. We are pleased to be joining the list of other distinguished companies on this premier stock exchange."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 550 stores located in 31 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

--more--

Stage Stores Files Application
To List On The NYSE
Page - 2

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the anticipated timing of the listing of the Company's Common Stock on the New York Stock Exchange. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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